UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

July 29, 2019 (July 23, 2019)

Dean Foods Company

(Exact name of registrant as specified in its charter)

Delaware	1-12755	75-2559681
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2711 North Haskell Ave., Suite 3400

Dallas, TX 75204

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (214) 303-3400

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	DF	New York Stock Exchange

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Executive Officer and Director

Ralph Scozzafava has stepped down as the Chief Executive Officer of Dean Foods Company (the “Company”) and resigned as a member of the Company’s Board of Directors (the “Board”), effective July 28, 2019. Mr. Scozzafava’s decision to resign was not related to a disagreement with the Company over any of its operations, policies or practices.  In connection with his departure, Mr. Scozzafava will receive compensation and benefits pursuant to the Company’s Amended and Restated Executive Severance Pay Plan.

Appointment of Chief Executive Officer and Director

The Board has appointed Eric Beringause, age 61, as President and Chief Executive Officer and as a member of the Board, effective July 29, 2019. Mr. Beringause has significant experience in a broad range of food and consumer products companies. He served as the Chief Executive Officer of Gehl Foods, LLC from March 2015 to August 2018 and as Chief Executive Officer of Advanced Refreshment LLC from 2011 to 2014. He also served as President & Chief Executive Officer of Sturm Foods, Inc. from 2008 to 2011. Mr. Beringause serves on the Management Board of CP Kelco, a leading global producer of specialty hydrocolloid solutions, and on the Board of Trustees at Vassar College. Mr. Beringause holds a B.A. from Vassar College and an M.B.A. from Cornell University.

A copy of the press release announcing Mr. Beringause’s appointment is attached as Exhibit 99.1 to this report.

Agreements with Mr. Beringause

The Company entered into a letter agreement with Mr. Beringause dated July 23, 2019 (the “Offer Letter”), a copy of which is attached to this report as Exhibit 10.1 and incorporated herein by reference. Under the terms of the Offer Letter, Mr. Beringause is entitled to an initial annual base salary of $800,000 and is eligible to participate in the Company’s Chief Executive Officer Short-Term Incentive Plan (the “STI Plan”) with a cash incentive payment target equal to 110% of his annualized base salary. Mr. Beringause will also receive a one-time signing bonus in the aggregate amount of $870,000, subject to standard payroll reductions and tax withholdings, as follows: (i) $350,000 payable within 45 days after July 31, 2019; (ii) $150,000 payable 45 days after December 31, 2019; and (iii) $370,000 payable within 45 days after March 31, 2020. A portion of each payment will be subject to repayment by Mr. Beringause if his employment is terminated prior to certain dates as described in the Offer Letter. Mr. Beringause will also be eligible to receive Company benefits pursuant to Company policy and subject to the terms and conditions of the governing benefits plans and will be a beneficiary under the Company’s liability insurance policy for its directors and officers.

The Company will also grant Mr. Beringause on his Start Date (as defined in the Offer Letter) a number of Performance Vesting Stock Options (the “Performance Options”) equal to $3,000,000 divided by the Company’s closing stock price one business day before his Start Date. The Performance Options will vest, if at all, subject to the following schedule: (i) 50% of the Performance Options will vest based on the Company’s attainment of an EBITDA target approved by the Compensation Committee for the period ending 12 full months after the grant date; and (ii) 50% of the Performance Options will vest based on the Company’s attainment of an EBITDA target approved by the Compensation Committee for the period ending 24 full months after the grant date. In addition, Mr. Beringause will be eligible for consideration for future Long-Term Incentive grants under the Company’s Long Term Incentive Program, subject to determination by the Company’s Compensation Committee.

In addition, Mr. Beringause and the Company entered into a letter agreement (the “Severance Agreement”), a copy of which is attached to this report as Exhibit 10.2 and incorporated herein by reference, which provides that, if his employment is terminated by the Company without “Cause” or by Mr. Beringause for “Good Reason” (as such terms are defined in the Severance Agreement), Mr. Beringause will be entitled to (i) continuation of his base salary for a period of 12 months following such termination, (ii) a pro-rata portion of his annual cash bonus, based on the achievement of applicable performance criteria for the corresponding performance period, and (iii) the vesting of a pro-rata portion of any long-term incentive compensation awards.

The foregoing description of the Offer Letter and the Severance Agreement is a summary and is qualified in its entirety by reference to the copies of the Offer Letter and the Severance Agreement attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Offer Letter dated July 23, 2019 between Dean Foods Company and Eric Beringause.

10.2	Letter Agreement regarding Severance Benefits dated July 23, 2019 between Dean Foods Company and Eric Beringause.

99.1	Press Release dated July 26, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 29, 2019	DEAN FOODS COMPANY

By:
/s/ Kristy N. Waterman
Kristy N. Waterman
Vice President, Deputy General Counsel